Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

LODI HOLDINGS, L.L.C., as Seller,

and

BUCKEYE GAS STORAGE LLC, as Buyer

Dated as of July 24, 2007

i

SCHEDULES

Schedule 1.1	Knowledge of Seller; Title Reports; Bonds
Schedule 2.2	Indebtedness of the Companies
Schedule 3.3	Non-Contravention; Permits and Third Party Approvals (Seller)
Schedule 3.4	Restrictions Affecting the LLC Interests
Schedule 3.5	Government Approvals, Consents and Actions Affecting Seller
Schedule 3.6	Litigation Affecting Seller or its Affiliates
Schedule 4.1	Capitalization of the Companies
Schedule 4.2	Governmental Approvals, Consents and Actions Affecting the Companies
Schedule 4.3	Financial Statements
Schedule 4.4	Absence of Certain Changes
Schedule 4.5	Property of the Companies
Schedule 4.6	Contracts
Schedule 4.7	Liabilities and Obligations of the Companies
Schedule 4.8	Litigation Affecting the Companies
Schedule 4.9	Compliance with Laws
Schedule 4.10	Intellectual Property
Schedule 4.11	Tax Matters
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Environmental Matters
Schedule 4.14	Insurance
Schedule 4.15	Affiliate Transactions
Schedule 5.2	Authorization and Validity of Agreement; Non-Contravention (Buyer)
Schedule 5.3	Governmental Approvals, Consents and Actions Affecting Buyer
Schedule 5.4	Litigation Affecting Buyer
Schedule 6.1	Operation of the Business and Description of the Expansion
Schedule 6.6	Employee Compensation and Benefits

EXHIBITS

EXHIBIT A	Form of Opinion of Morgan Lewis & Bockius LLP
EXHIBIT B	Form of Opinion of Andrews Kurth LLP
EXHIBIT C	The 2007/2008 Expansion Budget
EXHIBIT D	Interruptible Storage Services Risk Limits

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of July 24, 2007 (hereinafter this “Agreement”), is made by and between Lodi Holdings, L.L.C., a Delaware limited liability company (the “Seller”), and Buckeye Gas Storage LLC, a Delaware limited liability company (the “Buyer”).

WITNESSETH:

WHEREAS, Seller owns all of the outstanding limited liability company interests in Lodi Gas Storage, L.L.C., a Delaware limited liability company (“Lodi Gas”); and Lodi Gas owns all of the outstanding limited liability company interests in Lodi Development, L.L.C., a Delaware limited liability company (“Lodi Development”) (Lodi Gas and Lodi Development sometimes collectively referred to as the “Companies” and individually as a “Company”);

WHEREAS, Lodi Gas is engaged in the business of storage of natural gas and activities relating thereto in the State of California (the “Business”) and Lodi Development holds record title to certain assets which will be affected by the Expansion (as such term is defined in Section 6.1 below); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the limited liability company interests in Lodi Gas that are outstanding at the time of the Closing (the “Lodi Gas LLC Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Certain Definitions.  As used in this Agreement, the following terms will have the respective meanings set forth below:

“Action” shall have the meaning specified in Section 3.5.

“Adjustment Amount” shall have the meaning specified in Section 2.2(c)(iv).

“Adjustment Statement” shall have the meaning specified in Section 2.2(c)(i).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agent” shall have the meaning specified in Section 6.13.

“Agreement” shall have the meaning specified in the Preamble.

“Allocable Tax” shall have the meaning specified in Section 10.2(b).

“Books and Records” shall have the meaning specified in Section 6.5(a).

“Business” shall have the meaning specified in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in the States of New York and California are authorized or required to be closed.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer Consents” shall have the meaning specified in Section 2.2(a)(i).

“Buyer Indemnified Parties” shall have the meaning specified in Section 9.2(a).

“Buyer Material Adverse Effect” shall mean a Material Adverse Effect that would impair or impact Buyer’s ability to perform its obligations hereunder.

“California Act” shall mean Section 854(a) of the California Public Utilities Code.

“CERCLA” shall have the meaning specified in Section 4.13(i).

“Company” and “Companies” shall have the meanings specified in the Recitals.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Date Purchase Price” shall have the meaning specified in Section 2.1(a).

“Closing Cash” shall have the meaning specified in Section 2.2(c)(i).

“Closing Expansion Expenditures” shall have the meaning specified in Section 2.2(c)(i).

“Closing Indebtedness” shall have the meaning specified in Section 2.2(a)(ii).

“Closing Net Working Capital” shall have the meaning specified in Section 2.2(c)(i).

“COBRA” shall have the meaning specified in Section 6.6(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Indebtedness Payoff Amount” shall have the meaning specified in Section 2.2(a)(ii).

“Confidentiality Agreement” shall have the meaning specified in Section 6.2.

“Contingent Purchase Price” shall have the meaning specified in Section 2.1(a).

“Contracts” shall have the meaning specified in Section 4.6(a).

“Control” and its derivative expressions shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPUC” shall mean the California Public Utilities Commission.

“Current Assets” as of a specified date shall mean the current assets of the Companies as reflected on a consolidated balance sheet of the Companies as of such date as determined under GAAP and applied in a manner consistent with preparation of the Financial Statements, but excluding, however, (a) cash and cash equivalents and (b) intercompany accounts between the Companies, on the one hand, and Seller, on the other, in each case.

“Current Liabilities” as of a specified date shall mean the current liabilities, excluding (a) intercompany accounts between the Companies, on the one hand, and Seller, on the other, and (b) other current liabilities, if any, which Seller will pay under the terms of this Agreement, in each case, of the Companies reflected on a consolidated balance sheet of the Companies of such date as determined under GAAP, subject to the foregoing exclusions, applied in a manner consistent with preparation of the Financial Statements, and provided that “fuel liability” shall be valued at the greater of (i) historical cost in accordance with GAAP or (ii) the market value thereof as determined by the then open fuel volume multiplied by the PG&E Citygate closing mid price on the date of determination.

“Damages” shall have the meaning specified in Section 9.2(a).

“De Minimis Buyer Losses” shall have the meaning specified in Section 9.2(b)(ii).

“Development Agreement” shall have the meaning specified in Section 6.12.

“Disclosed Contracts” shall have the meaning specified in Section 4.6(a).

“Disclosure Schedules” shall have the meaning specified in Section 6.9.

“Employee Benefit Plan” shall mean any employment, compensation, vacation, bonus, qualified or nonqualified deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that (i) is contributed to or maintained or sponsored by the Companies or to which the Companies have or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, or (ii) provides benefits of economic value to any present or former employee, consultant or director of the Companies or an ERISA Affiliate, or present or former beneficiary, dependent or assignee of any such present or former employee, consultant or director.

“Employees” shall have the meaning specified in Section 6.6(a).

“Enumerated Actions” shall have the meaning specified in Section 6.1.

“Environmental Laws” shall have the meaning specified in Section 4.13(i).

“EPA” shall have the meaning specified in Section 4.13(ii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person that, together with either Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Cash” shall have the meaning specified in Section 2.2(a).

“Estimated Expansion Expenditures” shall have the meaning specified in Section 2.2(a).

“Estimated Net Working Capital” shall have the meaning specified in Section 2.2(a).

“Estimated Net Working Capital Adjustment” shall mean Estimated Net Working Capital less the Target Net Working Capital, which value shall be expressed as a negative number if the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expansion” shall have the meaning specified in Section 6.1.

“Final Adjustment Statement” shall have the meaning specified in Section 2.2(c)(iii).

“Final Cash” shall have the meaning specified in Section 2.2(c)(iii).

“Final Expansion Expenditures” shall have the meaning specified in Section 2.2(c)(iii).

“Final Net Working Capital” shall have the meaning specified in Section 2.2(c)(iii).

“Final Purchase Price” shall have the meaning specified in Section 2.1(a).

“Financial Statements” shall have the meaning specified in Section 4.3(a).

“Firm Storage Service Agreement” shall mean an agreement pursuant to which Lodi Gas provides firm gas storage services pursuant to its tariff on file with the CPUC.

“GAAP” shall mean United States generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved.

“Governmental Entity” shall mean any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, whether federal, state, local, domestic or foreign.

“Hart-Scott Act” shall have the meaning specified in Section 3.5.

“Hazardous Substances” shall have the meaning specified in Section 4.13(ii).

“Indebtedness” shall mean any of the following, except in each case for the financing of insurance premiums under that certain commercial insurance premium finance and security agreement, dated as of April 24, 2007, between Lodi Gas and Canawill, Inc. and the items listed in Section 3 of Schedule 1.1: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other Current Liabilities arising in the ordinary course of business, (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (e) all interest, fees, prepayment penalties, yield maintenance premiums and similar payments payable upon extinguishment of any of the foregoing, and (f) any guaranty of any of the foregoing.

“Initial Purchase Price” shall have the meaning specified in Section 2.1(a).

“Intellectual Property” shall have the meaning specified in Section 4.10.

“Interest Rate” shall mean the Prime Rate minus two percent (2%).

“Interruptible Storage Service Agreement” shall mean an agreement pursuant to which Lodi Gas provides interruptible gas storage services pursuant to its tariff on file with the CPUC.

“Knowledge” shall mean the actual and current knowledge of (a) as to Seller, any of the Persons listed in Section 1 of Schedule 1.1 and (b) as to Buyer, any officer, director or manager of Buyer or any Affiliate of Buyer, in each case without any personal or individual liability therefor in any circumstance.

“Law” means any statute, law, ordinance, rule or regulation.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC Interests” shall mean all of the limited liability company interests in the Companies that are outstanding at the time of the Closing.

“Loan Agreement” shall mean the Loan Agreement dated as of November 20, 2006, by and between Lodi Gas and JPMorganChase Bank, N.A., as amended.

“Lodi Development” shall have the meaning specified in the Recitals.

“Lodi Development LLC Interests” shall mean all of the limited liability company interests in Lodi Development that are outstanding at the time of the Closing.

“Lodi Gas” shall have the meaning specified in the Recitals.

“Lodi Gas LLC Interests” shall have the meaning specified in the Recitals.

“Lodi Management” shall mean Lodi Management LLC, a Delaware limited liability company.

“Lodi Policies” shall have the meaning specified in Section 4.14.

“Material Adverse Effect” shall mean, with respect to a Person, a material adverse effect on the assets, business, properties, financial condition or results of operations of such Person, taken as a whole, excluding any effect related to or resulting from: (a) any event affecting the United States or global economy or capital or financial markets generally, (b) any change in conditions in the United States or California natural gas storage business generally, including any changes in market prices for commodities, goods or services within such business and (c) any change in Law or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto.

“Most Recent Balance Sheet” shall have the meaning specified in Section 4.3(a).

“Net Working Capital” as of a specified date shall mean Current Assets less Current Liabilities, as reflected on a consolidated balance sheet of the Companies prepared as of such date (expressed as a negative value if Current Liabilities exceed Current Assets).

“Neutral Auditor” shall mean KPMG, LLP.

“Notes” means the Senior Secured Notes issued (or contemplated to be issued) pursuant to the Note Purchase Agreement.

“Note Purchase Agreement” means Note Purchase Agreement dated as of November 20, 2006, by and among Lodi Gas and the other parties signatory thereto, as such agreement is amended from time to time, together with all other instruments and agreements executed and delivered by Lodi Gas pursuant to the terms of such Note Purchase Agreement.

“Order” means any judicial judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent binding and finally determined.

“Paid Indebtedness” shall have the meaning specified in Section 2.2(a)(i).

“Payoff Letters” shall have the meaning specified in Section 2.2(a)(ii).

“Pending Audit” means the Tax audit of Seller relating to calendar year 2004 currently being pursued by the Internal Revenue Service.

“Permit” means any license, franchise, registration, permit, order, approval, consent, waiver, variance, exemption or any other authorization of or from any Governmental Entity.

“Permitted Liens” shall have the meaning specified in Section 4.5(a).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Period” shall have the meaning specified in Section 10.1(a).

“Prime Rate” shall mean the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Proposal” shall have the meaning specified in Section 6.13.

“Purchase Price Allocation” shall have the meaning specified in Section 10.7.

“RCRA” shall have the meaning specified in Section 4.13(i).

“Real Property” shall have the meaning specified in Section 4.5(b).

“Real Property Agreements” shall have the meaning specified in Section 4.5(c).

“Release” shall have the meaning specified in Section 4.13(ii).

“Remaining Indebtedness” shall have the meaning specified in Section 2.2(a)(i).

“Required Consents” shall have the meaning specified in Section 7.1(b).

“Resolution Period” shall have the meaning specified in Section 2.2(c)(iii).

“SARA” shall have the meaning specified in Section 4.13(i).

“Securities Act” shall have the meaning specified in Section 5.6.

“Seller” shall have the meaning specified in the Preamble.

“Seller Consents” shall have the meaning specified in Section 2.2(a)(i).

“Seller Indemnified Parties” shall have the meaning specified in Section 9.3(a).

“Seller’s Threshold” shall have the meaning specified in Section 9.2(b)(ii).

“Services Agreement” shall have the meaning specified in Section 6.6(a).

“Straddle Period” shall have the meaning specified in Section 10.1(a).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or membership interests the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of such entity.

“Survival Period” shall have the meaning specified in Section 9.1(a).

“Target Net Working Capital Amount” shall mean $0.00.

“Tax Claim” shall have the meaning specified in Section 10.3(a).

“Taxes” shall have the meaning specified in Section 4.11(a).

“Taxing Authority” shall mean any Governmental Entity serving as a Tax authority.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Approvals” means any approval, consent, waiver, variance, exemption or any other authorization of or from any Person that is not a Governmental Entity or an Affiliate of the Person seeking such Third-Party Approval.

“Title Reports” shall mean those title commitments, policies and/or other reports identified in Section 2 of Schedule 1.1.

“Transfer Taxes” shall have the meaning specified in Section 10.6.

“WARN” shall have the meaning specified in Section 6.7.

Section 1.2      Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (a) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and (d) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II
PURCHASE PRICE; CLOSING

Section 2.1      Purchase Price.

(a)           Amount of Purchase Price.  The purchase price for the LLC Interests shall be the sum of (x) the difference resulting from (i) Four Hundred Twenty Eight Million Dollars ($428,000,000) minus (ii) the Company Indebtedness Payoff Amount, as defined in Section 2.2(a)(ii) below (the “Initial Purchase Price”), plus (y) a contingent payment of Twelve Million Dollars ($12,000,000) as contemplated by Section 2.1(c) (the “Contingent Purchase Price”).  The Initial Purchase Price shall be adjusted pursuant to Section 2.2(a) (as so adjusted, the “Closing Date Purchase Price”) and shall be further adjusted pursuant to Section 2.2(c) hereof (the Initial Purchase Price, as so finally adjusted, plus any Contingent Purchase Price that Buyer has paid to Seller, being the “Final Purchase Price”).

(b)           Payment of Closing Date Purchase Price.  At the Closing, Buyer shall pay to Seller an amount equal to the Closing Date Purchase Price, such payment to be made by wire transfer of immediately available funds, in United States Dollars, to such bank account as shall be designated by Seller in writing at least one Business Day prior to Closing.

(c)           Payment of the Contingent Purchase Price.  Within five (5) Business Days after the date on which the CPUC issues an order granting authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility as requested in A.07-05-009, filed with the CPUC on May 8, 2007, Buyer shall pay to Seller the Contingent Purchase Price by wire transfer of immediately available funds, in United States Dollars, to such bank account as shall be designated by Seller in writing at least one Business Day prior to the date of such payment.  In the event the CPUC grants such authority prior to Closing, then Buyer shall pay the Contingent Purchase Price to Seller at Closing by wire transfer of immediately available funds, in United States Dollars, to such bank account as shall be designated by Seller in writing at least one Business Day prior to Closing.

Section 2.2      Purchase Price Adjustments.

(a)           Closing Purchase Price Adjustments and Procedures

(i)            Schedule 2.2 sets forth, as of the date of this Agreement, an itemized list (including lender and amount outstanding) of all Indebtedness of the Companies.  Prior to Closing, Seller shall use commercially reasonable efforts to obtain consents or waivers from any lender listed in Schedule 2.2 whose consent or waiver is required for the transfer of the LLC Interests, and so that Seller will have no further obligation or commitment after Closing with respect to such Indebtedness (collectively, “Seller Consents”).  Prior to the Closing, Buyer shall use commercially reasonable efforts to cooperate with Seller in Seller’s efforts to obtain the Seller Consents.  Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain consents or waivers from any third party whose relationship with Buyer requires Buyer to obtain such third party’s consent or waiver prior to the purchase by Buyer of the LLC Interests subject to the Indebtedness of the Companies (collectively, “Buyer Consents”).  Indebtedness of the Companies in respect of which both all required Seller Consents and all required Buyer Consents have been obtained at least five (5) Business Days prior to the Closing Date is referred to herein as “Remaining Indebtedness”.  Indebtedness of the Companies in respect of which either a Seller Consent or a Buyer Consent was so required but has not been obtained at least five (5) Business Days prior to the Closing Date is referred to herein as “Paid Indebtedness”.

(ii)           Not more than ten (10) Business Days nor less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an authorized officer setting forth:  (A) Seller’s good faith estimate, as of the Closing Date, of (1) Net Working Capital (“Estimated Net Working Capital”), (2) amounts actually expended by the Companies in connection with the Expansion during the period from January 1, 2007 until the Closing in accordance with Section 6.1 hereof, but only to the extent such amounts are not included in Net Working Capital as of the Closing Date (“Estimated Expansion Expenditures”), and (3) the cash and cash equivalents of the Companies (“Estimated Cash”); and (B) an itemized list (including lender, amount outstanding and whether such Indebtedness is Paid Indebtedness or Remaining Indebtedness) of all Indebtedness of the Companies to be outstanding as of the Closing Date (the “Closing Indebtedness”).  Seller shall also deliver to Buyer, simultaneously with such certificate, payoff letters executed by each of the lenders or other financing sources with respect to such Closing Indebtedness in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”).  Each Payoff Letter shall contain the payoff amount, including principal, accrued but unpaid interest, fees, prepayment costs or penalties, make-whole premiums or similar costs (including a per diem amount or calculation through the Closing Date) of the Closing Indebtedness to which it relates and shall authorize Seller and Buyer, following the payment in full of such Closing Indebtedness, to file any financing statements or take any other actions necessary to terminate any outstanding Liens relating to such Closing Indebtedness.  The aggregate amount necessary to repay all the Indebtedness of the Companies as of the Closing Date as set forth in the Payoff Letters is referred to herein as the “Company Indebtedness Payoff Amount”.

(iii)          The Closing Date Purchase Price shall equal the Initial Purchase Price, increased or decreased, as appropriate, by the amount of the Estimated Net Working Capital Adjustment, and increased by the amount of Estimated Expansion Expenditures and the amount of Estimated Cash.

(iv)          At the Closing, Buyer shall pay, or cause to be paid on behalf of the Companies, to the Persons named in the Payoff Letters associated with the Paid Indebtedness, an aggregate dollar amount based on the payoff amounts set forth in such Payoff Letters, such payment to be made by Buyer by wire transfer of immediately available funds to the account designated by each such Person, or as otherwise instructed by each Person, in the Payoff Letters.  At the Closing, Buyer may, but shall not be obligated to, pay, or cause to be paid, to the Persons named in the Payoff Letters associated with the Remaining Indebtedness, an aggregate dollar amount based on the Payoff Letters in order to extinguish the Remaining Indebtedness.

(b)           Adjustment Methodology.  The purchase price adjustments hereunder shall be calculated as of the Closing Date, without giving effect to any of the transactions hereunder, in accordance with GAAP or as otherwise specified herein.

(c)           Final Purchase Price Adjustment and Procedures.

(i)            Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Adjustment Statement”) which shall set forth Seller’s calculation, as of the Closing Date, of (A) Net Working Capital (“Closing Net Working Capital”), (B) amounts actually expended by the Companies in connection with the Expansion during the period from January 1, 2007 until the Closing in accordance with Section 6.1 hereof, but only to the extent such amounts are not included in Net Working Capital as of the Closing Date (“Closing Expansion Expenditures”), and (C) the cash and cash equivalents of the Companies (“Closing Cash”).  Buyer shall provide Seller and its independent accountant and financial advisor, at no expense to Seller, with all reasonable accounting services, assistance and access during normal business hours to the working papers, accounting and other books and records of the Business and the appropriate personnel of the Business to the extent required to complete its preparation of the Adjustment Statement.

(ii)           After receipt of the Adjustment Statement, Buyer shall have twenty (20) days to review the factual basis, mathematical calculations and accounting methods used therein.  On or prior to the 20th day after receipt of the Adjustment Statement, Buyer shall deliver written notice to Seller specifying in detail any disputed items and the basis therefor.  Any such notice shall include only objections based on (A) errors of fact underlying the determination of Closing Net Working Capital, Closing Expansion Expenditures and Closing Cash, (B) mathematical errors in the computation of Closing Net Working Capital, Closing Expansion Expenditures and Closing Cash, and (C) Closing Net Working Capital, Closing Expansion Expenditures and Closing Cash not having been determined in accordance with this Agreement.  If Buyer fails to so notify Seller of any such disputes on or prior to the 20th day after receipt of the Adjustment Statement, all calculations and valuations of Closing Net Working Capital, Closing Expansion Expenditures and Closing Cash set forth on the Adjustment Statement shall be deemed accepted by Buyer and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.

(iii)          If Buyer so notifies Seller of any disputed items on the Adjustment Statement in accordance with the above provisions, Seller and Buyer shall, over the twenty (20) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.  If at the conclusion of the Resolution Period, Seller and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Seller and Buyer to the Neutral Auditor.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Buyer and 50% by Seller.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense.  The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period.  In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute.  The parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than forty-five (45) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution

Period).  Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder.  The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement agreed to (or deemed agreed to) by Seller and Buyer in accordance with Section 2.2(c)(ii) or this Section 2.2(c)(iii), or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c)(iii), in each case setting forth the final determination of Closing Net Working Capital (“Final Net Working Capital”), Closing Expansion Expenditures (“Final Expansion Expenditures”) and Closing Cash (“Final Cash”).

(iv)          If the Final Net Working Capital is greater than Estimated Net Working Capital, Buyer shall pay to Seller an amount equal to such excess, and if the Final Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency.  If the Final Expansion Expenditures are greater than the Estimated Expansion Expenditures, Buyer shall pay to Seller an amount equal to such excess, and if the Final Expansion Expenditures are less than the Estimated Expansion Expenditures, Seller shall pay to Buyer an amount equal to such deficiency.  If the Final Cash is greater than the Estimated Cash, Buyer shall pay to Seller an amount equal to such excess, and if the Final Cash is less than the Estimated Cash, Seller shall pay to Buyer an amount equal to such deficiency.  Amounts owing by the parties pursuant to the foregoing shall be aggregated or netted, as applicable, so that only one such payment shall be made.  Any payments required pursuant to this Section 2.2(c)(iv) (the “Adjustment Amount”) shall be made by wire transfer of immediately available funds to the account designated by Seller or Buyer, as the case may be, in United States Dollars, within five (5) Business Days after (a) the Adjustment Statement has been accepted or deemed accepted by Buyer pursuant to Section 2.2(c)(ii), (b) any proposed change made by Buyer has been agreed upon by the parties during the Resolution Period or (c) a final determination has been made by the Neutral Auditor as described in Section 2.2(c)(iii), as applicable.  Payments due shall be paid to the applicable party together with interest at the Interest Rate from and including the Closing Date to but excluding the date of payment.

Section 2.3      Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP in Houston, Texas, at 8:00 a.m., Houston, Texas time, on the third Business Day after all of the conditions to the Closing set forth in Article VII hereof are satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time of the Closing being the “Closing Date”).

Section 2.4      Buyer Deliveries.  At the Closing, Buyer shall deliver to Seller:

(a)           a certificate confirming the good standing of Buyer from the Secretary of State of the State of Delaware, dated within ten (10) Business Days of the Closing Date;

(b)           a copy of the certificate of formation of Buyer, as amended, certified as of a date not earlier than ten (10) Business Days prior to the Closing Date;

(c)           a cross receipt acknowledging receipt of the LLC Interests;

(d)           a certificate from an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and (b) have been satisfied;

(e)           evidence of approval of all the Governmental Entities required of Buyer;

(f)            an amount equal to the Closing Date Purchase Price as provided in Section 2.1;

(g)           a written opinion from Morgan, Lewis & Bockius LLP, addressed to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A;

(h)           a copy of completed Form BOE-100-B (Statement of Change in Control and Ownership of Legal Entities) that Buyer will submit to the State of California Board of Equalization; and

(i)            such other agreements, consents, documents and instruments as are reasonably required to be delivered by Buyer at the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Seller or its counsel may reasonably request in connection with the purchase of the LLC Interests contemplated hereby.

Section 2.5      Deliveries of Seller.  At the Closing, Seller shall deliver to Buyer:

(a)           certificates from the Secretary of State of the State of Delaware dated within ten (10) Business Days of the Closing Date confirming the due organization and good standing of Seller and the Companies;

(b)           certificates from the Secretary of State of the State of California dated within ten (10) Business Days of the Closing Date confirming the due qualification and good standing of the Companies;

(c)           duly executed assignments of the Lodi Gas LLC Interests in a form reasonably satisfactory to Buyer, free and clear of all Liens, other than Liens specifically identified in Schedule 3.4;

(d)           a cross receipt acknowledging receipt of the Closing Date Purchase Price payable at Closing pursuant to Section 2.1;

(e)           a certificate from an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) through Section 7.3(c) have been satisfied;

(f)            resignations or terminations of all of the officers, directors and managers of the Companies, effective as of the Closing Date;

(g)           the original minute books, membership records, and all other company, business, tax and financial files and records, and seals (if any) of the Companies;

(h)           evidence of the approvals of the Governmental Entities required of Seller and/or the Companies, and the receipt of any Third-Party Approvals and Permits set forth in Schedule 3.3;

(i)            a written opinion from Andrews Kurth LLP, addressed to Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B;

(j)            a duly completed and executed certification of non-foreign and non-disregarded entity status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations;

(k)           a certificate from an authorized representative of Seller, dated as of the Closing Date, attaching a complete copy of the limited liability company agreement of each of the Companies as in effect on the Closing Date;

(l)            a duly completed and executed California Real Estate Withholding Certificate (Form 593-C) with respect to the Real Property and the real property interests that are the subject of the Real Property Agreements; and

(m)          such other agreements, consents, documents and instruments as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Buyer or its counsel may reasonably request in connection with the purchase of the LLC Interests contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to Buyer that:

Section 3.1      Due Organization and Power of Seller.  Seller is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  Seller is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction wherein, by reason of its ownership of its LLC Interests, the failure to be so qualified would prevent or delay the Closing.

Section 3.2      Authorization and Validity of Agreement.  This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action by Seller, and Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 3.3      Non-Contravention.  The execution and delivery by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Seller or (b) assuming that all Permits and Third-Party Approvals set forth in Schedule 3.3 hereto, or in the documents identified therein, have been obtained or made, (i) violate any Law or Order to which Seller is subject or (ii) constitute a breach or violation of, or default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien (other than Permitted Liens), acceleration of remedies, any buy-out right or any rights of first offer or refusal or of termination under any indenture, mortgage, lease, note, or other material contract or other instrument to which Seller is a party or by which Seller’s assets are bound, except with respect to clause (b) for any such violation, conflict, breach, default or creation of Lien (A) which would not have a Material Adverse Effect on Seller or otherwise materially adversely affect Seller’s ability to consummate the transactions contemplated hereby or (B) that has been waived, cured or consented to on or prior to the Closing Date.

Section 3.4      LLC Interests.

(a)           The Lodi Gas LLC Interests being sold by Seller to Buyer have been validly issued and are fully paid and nonassessable as of the Closing Date.  The Lodi Development LLC Interests held by Lodi Gas have been validly issued and are fully paid and nonassessable as of the Closing Date.  Seller has good and marketable title to such Lodi Gas LLC Interests, free and clear of all Liens, defects in title and restrictions on transfer, other than as identified in Schedule 3.4; and Lodi Gas has good and marketable title to the Lodi Development LLC Interests, free and clear of all Liens, defects in title and restrictions on transfer, other than as identified in Schedule 3.4.  Seller will have the full limited liability company power, right and authority to transfer and convey such Lodi Gas LLC Interests to Buyer at the Closing.

(b)           Except as set forth in Schedule 3.4, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of the LLC Interests which have been issued, granted or entered into by Seller or any securities convertible into or evidencing the right to purchase such LLC Interests.

(c)           Upon Closing, Buyer shall have good and marketable title to such Lodi Gas LLC Interests, free and clear of any Liens (except those created by Buyer and its Affiliates), restrictions on transfer and voting or preemptive rights, other than as identified in Schedule 3.4.

Section 3.5      Governmental Approvals; Consents and Actions.  Except as set forth in Schedule 3.5 hereto, no claim, action, litigation, suit, arbitration, proceeding, investigation, or other legal or administrative proceeding (each, an “Action”) or Order is pending or, to the Knowledge of Seller, threatened against Seller which would have a Material Adverse Effect on it.  Except as set forth in Schedule 3.5 hereto and except for the requirements of the California Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”), no Permit from any Governmental Entity or any Third-Party Approval is required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Permits or Third-Party Approvals the failure to obtain which would not have a Material Adverse Effect on Seller and which would not materially adversely affect Seller’s ability to consummate the transactions contemplated hereby.

Section 3.6      Litigation.  Except as set forth in Schedule 3.6, there are no (a) Orders against Seller or any of its Affiliates (other than the Companies) or (b) Actions pending, or to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates other than the Companies, in either of the foregoing clauses (a) or (b), (i) challenging or seeking or the effect of which would reasonably be expected to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Seller from performing in all material respects its obligations under this Agreement.

Section 3.7      Finders; Brokers.  There are, and after Closing there will be, no claims (or any basis for any claims) upon Buyer for brokerage commissions, finder’s fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by Seller or by any other Person on Seller’s behalf.

Section 3.8      Bankruptcy.  Seller is not subject to any pending bankruptcy proceeding, and to Seller’s Knowledge, no proceeding is contemplated, in which Seller would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Seller represents and warrants to Buyer that:

Section 4.1      Due Organization and Capitalization of the Companies.

(a)           Each Company is duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each Company has the requisite limited liability company power and authority to own its properties and assets and to carry on its business as presently conducted.  Each Company is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Material Adverse Effect on such Company.

(b)           As of the date hereof, the record ownership of the LLC Interests is as set forth in Schedule 4.1.

(c)           Neither Company has any Subsidiary and neither Company owns any equity interest in any other Person, other than, in each case, that Lodi Gas owns all of the Lodi Development LLC Interests.  There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance, repurchase or voting of any of the LLC Interests, nor are there any securities convertible into or evidencing the right to purchase such LLC Interests, except as set forth in Schedule 3.4.

Section 4.2      Governmental Approvals; Consents and Actions.  Except as set forth in Schedule 4.2, no Action or Order is pending or, to the Knowledge of Seller, is threatened against either Company by or before any Governmental Entity that would have a Material Adverse Effect on the Companies taken as a whole.  Except as set forth in Schedule 3.3, no Permit from or of any Governmental Entity or any Third-Party Approval is required on the part of the Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for Permits the failure of which to obtain would not have a Material Adverse Effect on the Companies taken as a whole or which have been (or prior to Closing will be) obtained.

Section 4.3      Financial Statements.

(a)           Schedule 4.3 contains a copy of the (i) audited consolidated financial statements of Seller and its Subsidiaries as of, and for the years ended, December 31, 2006, 2005 and 2004, and (ii) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of March 31, 2007 (the “Most Recent Balance Sheet”), and the related statement of income for the three-month period then ending (clauses (i) and (ii) collectively, the “Financial Statements”).  Each of the Financial Statements fairly presents, in all material respects, the financial condition and the results of the operations of Seller and its Subsidiaries, as of the dates and for the respective periods indicated.  The Financial Statements have been prepared in accordance with GAAP in all material respects on a consistent basis throughout the periods involved and consistent with the internal accounting practices of Seller for equivalent prior accounting periods, except as otherwise disclosed in Schedule 4.3 or the Financial Statements and, with respect to the unaudited financial statements, subject to normal year-end adjustments and the absence of notes.

(b)           EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING PAST FINANCIAL PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS OR AS TO ANY FINANCIAL INFORMATION OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS.  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING FUTURE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS.  BUYER FURTHER AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV OR IN THE CERTIFICATES TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 2.4(d), NO INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY, SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.

Section 4.4      Absence of Changes.  Except as otherwise disclosed in Schedule 4.4 or the other Disclosure Schedules hereto, or as contemplated by this Agreement, since December 31, 2006, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) neither of the Companies has taken any of the Enumerated Actions, and (c) there has been no change, event, or loss affecting the Business that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies taken as a whole.

Section 4.5      Property.

(a)           The Companies hold and possess the Real Property and the Real Property Agreements that are used by them to conduct, or are reasonably necessary to conduct, the Business, as presently operated, free and clear of all Liens, except (i) Liens described in Section 1 of Schedule 4.5; (ii) Liens disclosed in the Financial Statements; (iii) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings (and as to which adequate reserves have been set aside in accordance with GAAP); (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, but only to the extent the underlying obligations are not more than sixty (60) days past due or are being contested in good faith; (v) with respect to personal property liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) the matters identified in the Title Reports, (vii) Liens, easements, licenses, covenants, rights-of-way and other conditions and restrictions (A) recorded in the applicable real property records of Sacramento, San Joaquin and/or Solano Counties, California, (B) that may reasonably be shown or identified by survey or physical inspection (whether or not made) of the Real Property or the property described in the Real Property Agreements, and (C) set forth in applicable zoning, building and other similar regulations, so long as no such matter identified in clauses (A), (B) or (C) prevents or materially hinders or interferes with the use of such property substantially as currently used for the purposes of the Business; (viii) Liens, if any, created or existing pursuant to the Disclosed Contracts, (ix) Liens, if any, created or existing pursuant to Real Property Agreements, (x) Liens, if any, created or existing pursuant to the matters and agreements listed in Schedules 3.4 and 4.8, (xi) prior to the Closing, Liens, if any, created or existing pursuant to the matters and agreements listed in Schedule 3.3, (xii) at and following the Closing, Liens, if any, created or existing pursuant to the matters and agreements listed in Schedule 3.3(1) and (2) and Liens in respect of Remaining Indebtedness to the extent Buyer receives Payoff Letters in respect thereof prior to the Closing, and (xiii) such defects, burdens, encumbrances, imperfections or irregularities of title, if any, as are not substantial in character, amount or extent and do not, individually or in the aggregate, materially impair the conduct of normal operations of the Business as currently conducted (the matters described in clauses (i) through (xiii) above are collectively referred to herein as the “Permitted Liens”).

(b)           Section 2 of Schedule 4.5 sets forth a complete and correct list of all material real property owned by the Companies (the “Real Property”).  Except as set forth in Section 2 of Schedule 4.5, Seller has not received, and to the Knowledge of Seller, neither Company has received, any written notice that either the whole or any material portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority.

(c)           Section 3 of Schedule 4.5 sets forth a complete and correct list of all gas storage agreements and leases, waivers of mineral owners, mineral deeds, leases, and all material (x) easements and waivers of surface and/or subsurface interests, (y) pipeline easements and rights-of-way, (z) access agreements, and all similar material agreements used by the Companies in the conduct of the Business, as it is presently conducted (the “Real Property Agreements”).  Except as set forth in Section 3 of Schedule 4.5:  (i) each Real Property Agreement is a valid, binding and enforceable obligation of the parties thereto and is in full force and effect according to its terms, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on the Companies taken as a whole; (ii) the Companies are not in default or breach under any Real Property Agreement and, to the Knowledge of Seller, no other party thereto is in default or breach under any Real Property Agreement, except in each case for such defaults or breaches that would not, individually or in the aggregate, have a Material Adverse Effect on the Companies taken as a whole; (iii) there are no claims affecting any such Real Property Agreement of which Seller has received written notice that would have a Material Adverse Effect on the Companies as a whole, and no party has given written notice to a Company of such party’s intent to terminate any Real Property Agreement; (iv) to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any respect with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Real Property Agreement, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on the Companies taken as a whole; and (v) except as set forth in Schedule 3.3 hereto, no Real Property Agreement requires any material Third-Party Approval in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Neither Company is currently participating in any discussions or negotiations regarding termination of any Real Property Agreement affecting a property at which the Companies conduct Business operations prior to the scheduled expiration of such Real Property Agreement.

(d)           Each Company has good title, free and clear of all Liens except for Permitted Liens, to all material personal property that such Company purports to own, including all personal property reflected as owned on the Most Recent Balance Sheet (other than personal property sold, disposed of or replaced in the ordinary course of business since the date thereof).  To the Knowledge of Seller, each Company has a valid leasehold interest in all personal property that such Company purports to lease, and all such leases are in full force and effect and constitute valid and binding obligations of and are enforceable against, the lessors thereto, except where any such failure to be in full force and effect, to constitute a valid and binding obligation, or to be enforceable against the lessor thereto would not be material to the Companies taken as a whole.  To the Knowledge of the Seller, neither Company is in breach of any of the terms of any such lease except where any such breach would not be material to the Companies taken as a whole.

(e)           This Section 4.5 contains the sole and exclusive representations and warranties of Seller relating to Real Property.

Section 4.6      Contracts.

(a)           To the Knowledge of Seller and except as otherwise disclosed in Schedule 4.6 or as entered into after the date hereof in accordance with the provisions of Section 6.1, there are no outstanding commitments, contracts and agreements (other than agreements relating to Real Property Agreements) to which the Companies are parties or by which they are bound that: (i) involve commitments by the Companies for terms of twelve (12) months or longer that involve annualized payments of more than Two Hundred Fifty Thousand Dollars ($250,000), (ii) involve payment of more than Five Hundred Thousand Dollars ($500,000) in the aggregate (and in the case of the foregoing clauses (i) and (ii), are not terminable by their terms, without penalty, on thirty (30) days or less notice), (iii) contain a covenant not to compete restricting the Companies from competing or engaging in any line of business; (iv) under which the Companies have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness, (B) granted a Lien (other than a Permitted Lien) on their assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) of committed credit (excluding trade receivables in the ordinary course of business) or (C) any indemnity, any guaranty of performance or any agreement to provide credit support or otherwise make capital contributions, loans or advances; (v) any current contract to which either Company is a party for the purchase or sale of any business, corporation, partnership, joint venture or other business organization; (vi) involve hedges, swaps, fixed priced commitments or other derivatives that would be an obligation of either Company after Closing; (vii) are Real Property Agreements; or (viii) any amendment, supplement, restatement, or other modification relating to any of the foregoing.  Contracts identified in Schedule 4.6 are hereafter referred to as the “Disclosed Contracts”.

(b)           To the Knowledge of Seller, except as described in Schedule 4.6, each Disclosed Contract is valid and in full force and effect and is enforceable against the subject Company according to its terms, neither the Companies nor any other Person is in default or breach under any such Disclosed Contract, and there are no claims or basis for any claims affecting the same of which Seller has Knowledge, except where such failure to be valid, in full force and effect, or enforceable or such default, breach or claim would not, individually or in the aggregate, have a Material Adverse Effect on the Companies taken as a whole.

(c)           To the Knowledge of Seller, neither of the Companies has, other than in a manner consistent with normal billing cycles, (i) received any quantity of natural gas under any Disclosed Contract for which payment will be due in the future, or (ii) received any prepayment or advance payment that will obligate either Company to perform services or provide natural gas or other products after the Closing Date without receiving payment therefor, except in the ordinary course of business consistent with past practice.

Section 4.7      No Undisclosed Liabilities.  Except as set forth in Schedule 4.7 or as would not reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole, the Companies do not have any liability or obligation of any nature (whether or not absolute, accrued, fixed, contingent or otherwise) that would be required to be reflected in, reserved against or otherwise described on a consolidated balance sheet of the Companies or in the notes thereto in accordance with GAAP, except:  (x) those set forth or reflected in the Financial Statements, (y) those arising under agreements or other commitments described or identified in the Schedules to this Agreement or (z) those incurred since the Most Recent Balance Sheet in the ordinary course of business.

Section 4.8      Litigation.  Except as set forth in Schedule 4.8, to the Knowledge of Seller, there are no material adverse Orders against either Company and there are no material adverse Actions before any Governmental Entity that are pending or threatened in law or in equity against either Company by any Person not a Governmental Entity.

Section 4.9      Compliance with Laws.  Except as disclosed in Schedule 4.9 and except for those failures to have, to be in full force and effect, to file, retain and maintain and to comply, in each case, that would not have, individually or in the aggregate, a Material Adverse Effect on the Companies taken as a whole, (a) the Companies have all Permits issuable by Governmental Entities and required thereby for the operation of the Business as presently conducted, (b) all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to Seller’s Knowledge threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid; (c) the Companies have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits in all material respects, and (d) the Companies have otherwise complied with all of the Laws and Orders applicable to their existence, financial condition, operations, and business.  Seller is not making any representation or warranty in this Section 4.9 with respect to any Taxes, employee benefit matters or any environmental matters with respect to the Companies or the Business, it being agreed that such matters are exclusively addressed in Section 4.11, Section 4.12 and Section 4.13, respectively.

Section 4.10      Intellectual Property.  Except as set forth on Schedule 4.10, neither Company owns, licenses or utilizes any material registered patents, trademarks, trade names, service marks, copyrights, proprietary software (which, for purposes of clarity, does not include “off-the-shelf” software), domain names on any applications therefor (collectively, “Intellectual Property”), in connection with the Business.  To the Knowledge of Seller, neither Company has any liability for the infringement of the Intellectual Property of any third party.

Section 4.11      Tax Matters.  Except for the Pending Audit and as set forth in Schedule 4.11 or as would not have a Material Adverse Effect on the Companies taken as a whole:

(a)           the Companies have timely filed all material Tax Returns relating to any federal, state, local and foreign income, franchise, gross receipts, sales, use, property, real estate, and any other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts (collectively, “Taxes”) required to be filed on or prior to the Closing Date, and all Taxes due and payable by or with respect to the Companies have been timely paid (whether or not shown as due on such Tax Returns);

(b)           no audit, written inquiry or other proceeding by any Taxing Authority is pending with respect to any Taxes due by or with respect to the Companies.  No written assessment of tax is proposed against the Companies for any period ending prior to the Closing Date other than those assessments that are being contested in good faith and are set forth in Schedule 4.11;

(c)           Neither Company has requested an extension of time to file any Tax Return;

(d)           Neither Company is a party to any tax sharing or similar agreement;

(e)           Neither Company has extended or waived any statute of limitations regarding the assessment or collection of any Tax;

(f)            Seller is, and has been since its date of inception treated as, a partnership for federal income tax purposes pursuant to Section 7701 of the Code and any corresponding provision of state or local Law that permits such treatment.  Each Company is, and has since its respective date of inception been treated as, a disregarded entity pursuant to Section 7701 of the Code and corresponding provisions of state or local Law that permit such treatment;

(g)           Neither Company has entered into any transaction that is either a “listed transaction” or that Seller believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4 as modified by annually issued revenue procedures and other IRS guidance); and

(h)           Seller is neither a “foreign person” nor a disregarded entity within the meaning of Section 1445 of the Code and the regulations promulgated thereunder.

Section 4.12      Employee Benefit Plans.

(a)           Section 1 of Schedule 4.12 contains a complete list of each Employee Benefit Plan.  Except for liabilities set forth in Section 2 of Schedule 4.12, neither Company has or has ever had since its formation any material liability, contingent or otherwise, with respect to any Employee Benefit Plan, and neither Company has or has ever had since its formation any commitment or obligation to establish any Employee Benefit Plan.

(b)           Except as set forth in Section 3 of Schedule 4.12, true, correct, and complete copies of all material documents with respect to each Employee Benefit Plan have been made available to Buyer.

(c)           Except as set forth in Section 4 of Schedule 4.12, each Employee Benefit Plan (and each related trust, insurance contract or funding arrangement) has been maintained and operated in all material respects in accordance with its terms and complies in all material respects in form and operation with the applicable requirements of ERISA, the Code and other applicable Laws, including, but not limited to, all reporting, disclosure, funding and fiduciary requirements, and no condition exists with respect to any Employee Benefit Plan that has resulted or would result in a material liability to Buyer or any Lien upon the assets of either Company.

(d)           Except as set forth in Section 5 of Schedule 4.12, neither Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or had any material liability with respect to, any Employee Benefit Plan subject to Section 302 of ERISA, section 412 of the Code or Title IV of ERISA.  Except as set forth in Section 5 of Schedule 4.12, none of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA).  Except as set forth in Section 5 of Schedule 4.12, neither Company nor any ERISA Affiliate contributes to, and has never contributed to or had any other material liability with respect to, a multiemployer plan.

(e)           Except as set forth in Section 6 of Schedule 4.12, neither Company has or has ever had any employees, and neither Company has any material liability, contingent or otherwise, with respect to any employee of an ERISA Affiliate.

Section 4.13      Environmental Matters.  Since April 1, 2003, and to the Knowledge of Seller for the time prior to April 1, 2003, except as set forth in Schedule 4.13 or as would not have, individually or in the aggregate, a Material Adverse Effect on the Companies taken as a whole:

(i)            Neither Company is in violation of any applicable statute, judgment, order, license, rule or regulation pertaining to environmental protection, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act, the Hazardous Materials Transportation Act or any applicable similar Law of any other Governmental Entity of similar import, and all amendments or regulations promulgated thereunder (hereinafter “Environmental Laws”);

(ii)           Neither Company has received written notice from any third party, including without limitation any federal, state, municipal or local authority or regulatory body or other Governmental Entity, (A) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) which such Company generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation and in respect of which Hazardous Substances such Company may have a remediation liability or obligation pursuant to any Environmental Law; or (C) that is or shall be a named party to any Action under Environmental Laws arising out of any release (as that term is defined in 42 U.S.C. §9601(22), hereinafter, “Release”) of Hazardous Substances, and, to Seller’s Knowledge, there are no facts or circumstances which could be expected to form the basis for a claim of any of the foregoing against either Company; and

(iii)          Neither Company has released Hazardous Substances into the environment in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to such Company under any Environmental Law, at any real property presently owned, leased or operated by either Company; to the Knowledge of Seller, no Hazardous Substances are present in, on, about or migrating to or from any such real property that would be expected to give rise to an Action against either Company.

This Section 4.13 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws and Hazardous Substances.

Section 4.14      Insurance.  Schedule 4.14 sets forth a list of all of the policies of insurance carried by the Companies that directly insure the operation of the Business on or prior to the Closing Date (collectively, the “Lodi Policies”).  All premiums due and payable under the Lodi Policies have been paid in a timely manner.  No notice of cancellation or non-renewal of any

Lodi Policy has been received by either Company and there is no claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 4.15      Affiliate Transactions.  Except for the matters disclosed in Schedule 4.15 (none of which will survive the Closing) or as specifically described in or required by this Agreement, neither Seller, nor any of the members, managers, partners, directors, officers and other Affiliates of the Companies nor, if any such Persons are individuals, any of their family members, is a party to any agreement, contract, commitment or transaction with a Company or has any interest in any property used in the Business, other than agreements, contracts, commitments or transactions involving employment, each of which have been previously made available to Buyer, and salaries, expense reimbursement and employee benefits in respect of employment in the ordinary course of business.

Section 4.16      Finders; Brokers.  There are, and after Closing there will be, no claims (or any basis for any claims) upon either Company for brokerage commissions, finder’s fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by Seller or by either Company or any other Person on behalf of Seller or either Company.

Section 4.17      No Other Representations or Warranties.  Buyer and Seller covenant and agree that:

(a)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV, SELLER HAS NOT MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE COMPANIES, THE BUSINESS OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OF THE LLC INTERESTS OR THE OWNERSHIP, USE OR OPERATION BY BUYER AFTER THE CLOSING OF THE BUSINESS OR ANY OF THE ASSETS OF THE COMPANIES, OR ANY LIABILITIES OF THE COMPANIES AS OF THE CLOSING, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES CONCERNING THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSET, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(b)           BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OR INTEGRITY OF THE NATURAL GAS RESERVOIRS, WELLS, PIPELINES, EQUIPMENT OR OTHER ASSETS OF THE COMPANIES, AND ALL OF THE ASSETS OF THE COMPANIES (INCLUDING REAL AND PERSONAL PROPERTY) ARE BEING PURCHASED BY BUYER, INDIRECTLY THROUGH THE PURCHASE OF THE LLC INTERESTS, ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS.

Section 4.18      CONTRARY KNOWLEDGE OF BUYER.  BUYER AND SELLER COVENANT AND AGREE THAT, TO THE EXTENT BUYER HAS ACTUAL KNOWLEDGE AS OF THE DATE OF THIS AGREEMENT OF ANY FACT OR FACTS CONTRARY TO ANY OF THE REPRESENTATIONS MADE BY SELLER IN THIS ,

ARTICLE IV, NO SUCH REPRESENTATION OR WARRANTY BY SELLER WILL BE DEEMED TO HAVE BEEN UNTRUE OR NOT CORRECT UNDER SECTION 7.3(A) OF THIS AGREEMENT BECAUSE OF SUCH CONTRARY FACT OR FACTS.

ARTICLE V
REPRESENTATIONS OF BUYER

Buyer represents and warrants that:

Section 5.1      Due Organization and Power of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as the same is now being conducted.  Buyer is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Buyer Material Adverse Effect.

Section 5.2      Authorization and Validity of Agreement; Non-Contravention.  This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer, and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.  The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and the performance of its obligations hereunder, will not, (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Buyer or (b) assuming the receipt of the approvals and the issuance of all Permits set forth in Schedule 5.3, and except as set forth in Schedule 5.2, (i) violate any Law or Order to which Buyer is subject or (ii) result in any breach or creation of any Lien or constitute a default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, except, in the case of clause (b), for any such violation, conflict, breach, default or creation of any Lien (A) which would not impair materially the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (B) that has been waived, cured or consented to on or prior to the Closing Date.

Section 5.3      Governmental Approvals; Consents and Actions.  No Action or Order is pending or, to the Knowledge of Buyer, threatened against Buyer which would have, individually or in the aggregate, a Buyer Material Adverse Effect.  Except as set forth in Schedule 5.3 and except for the requirements of the California Act and the Hart-Scott Act, no Permit from or of any Governmental Entity or any third party, is required on the part of Buyer in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such Permits which have been (or prior to Closing will be) obtained.  Buyer is qualified to obtain those consents set forth in Schedule 5.3.  There are no conditions in existence which could reasonably be expected to delay, impede, restrict or prevent the receipt by Buyer of the consents set forth in Schedule 5.3 or any consent, approval, authorization or order of any Governmental Entity in connection with the transactions contemplated by this Agreement, including under the Hart-Scott Act and the California Act.

Section 5.4      Litigation.  Except as set forth in Schedule 5.4, there are no (a) Orders against or affecting Buyer or its Affiliates or (b) Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Buyer from performing in all material respects its obligations under this Agreement.  To the Knowledge of Buyer, no event has occurred that could reasonably be expected to result in any such Order or Action.

Section 5.5      Independent Decision.  Buyer (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the Business, (c) can bear the economic risk of an investment in the LLC Interests and (d) is not in a disparate bargaining position with Seller.  Buyer acknowledges that, to its Knowledge, it and its representatives have been permitted such access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had such opportunity to meet with the officers of the Companies and the employees of Lodi Management involved in the conduct of the Business to discuss the businesses and assets of the Business as Buyer has deemed necessary.  Buyer acknowledges that none of Seller, its Subsidiaries, Lodi Management nor any other Person has made any representations or warranties, expressed or implied, as to the accuracy or completeness of any information regarding the Business or the Companies that has been furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or in the schedules and exhibits hereto and certificates delivered in connection herewith, and none of Seller, the Companies, Lodi Management, their respective representatives or any other Person shall have or be subject to any liability (other than pursuant to the express terms of this Agreement, or for fraud) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information with respect to the Business or the Companies and any information, documents or material made available to Buyer in management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

Section 5.6      Purchase for Investment.  Buyer acknowledges that the LLC Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities Laws.  Buyer represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the LLC Interests solely for investment, with no intention to distribute any of the LLC Interests to any Person, and Buyer will not sell or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities Laws.

Section 5.7      Financial Capacity; No Financing Condition.  Buyer has available to it as of the date hereof (or has commitments therefor) and will at Closing have funds sufficient to consummate the transactions contemplated by this Agreement.  Buyer acknowledges that its obligations to effect the transactions contemplated thereby are not subject to the availability to Buyer or any other Person of financing.

Section 5.8      Finders; Brokers.  Neither Buyer nor any of its Affiliates is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

Section 5.9      No Knowledge of Seller’s Breach.  As of the date of this Agreement, neither Buyer nor any of its Affiliates or representatives has Knowledge of (a) any breach of any representation or warranty by Seller in Article IV of this Agreement, or (b) any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder.

Section 5.10      No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person makes any other representations or warranties, whether express or implied, on behalf of Buyer.

ARTICLE VI
AGREEMENTS OF BUYER AND SELLER

Section 6.1      Operation of the Business.  Until the Closing, Seller shall use its reasonable efforts to cause the Companies to conduct the Business and to operate and maintain their assets in the ordinary course consistent with past practices, keep the books and records of the Companies in accordance with past practices, maintain all of their existing insurance coverage, maintain good working relationships with their customers and suppliers and the employees of Lodi Management and pay all of their trade payables and other obligations on a timely basis.  Seller will not, and shall cause the Companies not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld, delayed or conditioned) or as otherwise contemplated by this Agreement or Schedule 6.1, take any of the following actions with respect to the Companies (such actions set forth in subsections (a) through (p) hereof being the “Enumerated Actions”):

(a)       amend their respective certificates of formation or limited liability company agreements, or issue or agree to issue any additional membership interests (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for membership interests (or other equity interests), or issue any options, warrants or other rights to acquire any membership interests (or other equity interests);

(b)       sell, transfer or otherwise dispose of or encumber any of the assets of the Business other than in the ordinary course of business;

(c)       cancel any debts or waive any material claims or rights pertaining to the Business;

(d)       incur, assume or guarantee any Indebtedness, or issue any notes, bonds, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities of the Companies;

(e)       except as deemed necessary by Seller in connection with resolution of the matters raised in the Pending Audit but only to the extent such resolution does not involve a change in the tax classification of the Companies and Seller referenced in Section 4.11(f), make or change any material Tax elections (except as required by Law), adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, file any amendment to a Tax Return, enter into any closing agreement with respect to Taxes, settle any material claim or assessment with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes, or settle or compromise any material Tax liability;

(f)        enter into any employment agreement or severance agreement or any other compensation arrangement binding on the Companies or that would be binding on Buyer pursuant to Section 6.6;

(g)       except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Companies;

(h)       except for those activities and expenditures contemplated by Schedule 6.1, make any capital expenditure or make any commitment to make any capital expenditure in excess of $250,000, other than (i) pursuant to existing commitments set forth in the Disclosed Contracts or business plans described in Schedule 6.1, (ii) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business, or (iii) as may be necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation;

(i)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;

(j)        except as contemplated by the Note Purchase Agreement or the Loan Agreement, pledge or mortgage the assets of the Companies or otherwise cause or permit a Lien (other than a Permitted Lien) to exist against the assets of the Companies;

(k)       effect any split, combination or reclassification of the LLC Interests;

(l)        redeem, repurchase or otherwise acquire, directly or indirectly, any of the LLC Interests;

(m)      allow or cause either Company to acquire (by purchase, merger or otherwise) any equity interest in, or otherwise make any investment in, any other Person, or enter into any joint venture, partnership or similar arrangement;

(n)       knowingly allow any material Permit held by the Companies to terminate or lapse;

(o)       enter into any agreement or amend, modify or terminate any Disclosed Contract or Permit to which either Company is a party or by which any of their assets are bound, except that the Companies may (i) enter into agreements for the conduct of the Business or the maintenance of the Companies’ assets in the ordinary course of business consistent with past practices and (ii) enter into or amend Firm Storage Service Agreements and Interruptible Storage Service Agreements consistent with past practices and in accordance with Lodi Gas’ tariffs on file with the CPUC; or

(p)       agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that nothing in this Section 6.1 shall preclude Seller or the Companies from obtaining the consent of any third party required in connection with the transactions contemplated by this Agreement, and provided, further, that the Companies may prepare and submit to the CPUC and other Governmental Entities applications for the issuance (or amendment) of Permits or other authorizations, enter into contracts for, make capital expenditures in connection with, and otherwise take any and all reasonable actions in furtherance of the operation of the Business and the expansion of the Kirby Hills gas storage facility in accordance with the expansion plan described in Schedule 6.1 (the “Expansion”) and the expansion budget attached as Exhibit C hereto.  Seller shall cause the Companies not to spend less than 90%, or in excess of 110%, of the amount budgeted on a monthly basis after the date of this Agreement as set forth in such attached budget, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

Prior to the Closing, Seller shall, and shall use its reasonable efforts to cause the Companies and Lodi Management to, make their representatives and/or employees who are actively engaged in the conduct of the Business available to Buyer (and its representatives) on a reasonable basis to confer and discuss with respect to (i) the operation of the Business and the status of the assets of the Companies and the status of the Expansion (including accompanying Buyer’s representatives on site visits of the Expansion if reasonably requested), (ii) the legal, operational and other actions required or reasonably necessary for the consummation of the transactions contemplated by this Agreement, (iii) the smooth and orderly transition of the Business to Buyer and (iv) the status of Seller’s compliance with this Section 6.1.  After the date of this Agreement and prior to the Closing, Seller shall, and shall cause the Companies to, keep Buyer reasonably apprised of the regulatory and operational status of the Expansion.

Prior to the Closing, Seller shall cause Lodi Gas to manage the operation of its Interruptible Storage Services business in accordance with the risk limits established by the Member Committee of Seller and described in Exhibit D hereto.  Additionally, prior to the Closing and for informational purposes only, Seller shall give notice (which may be made by email or other electronic submission) to Buyer (or to a representative of Buyer) immediately, on a daily basis, if the Interruptible Storage Services business’ “value at risk” measurement exceeds Five Million Five Hundred Thousand Dollars ($5,500,000) (as measured and determined consistent with past practice of Lodi Gas).

Prior to the Closing, Seller shall cause the Companies to maintain the levels of pad gas in the Companies’ gas storage facilities consistent with historic levels and any levels required by Laws or Orders of any Governmental Entity.

Prior to the Closing, Seller shall prepare and deliver to Buyer consolidated financial statements of Seller and its Subsidiaries for each and as of the end of each fiscal quarter of Seller that ends prior to the 45th day prior to the Closing Date.  Upon delivery to Buyer, such financial statements shall be deemed “Financial Statements” for all purposes under this Agreement.

Section 6.2      Investigation of Business; Confidentiality.  During the period commencing on the date hereof and ending on the Closing Date, Seller shall, and shall use its reasonable efforts to cause the Companies to, provide, upon reasonable request and notice, Buyer and its authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Business for the purpose of reviewing information and documentation relative to the properties, books and records of the Business; provided that Buyer shall not be entitled to perform any seismic tests or drilling or other “invasive” tests (environmental or otherwise) without the prior written consent of Seller (which may be withheld in its sole discretion).  Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, Seller shall not be required to permit any inspection, to disclose any information, or to consent to any communication with any Person if, in the reasonable judgment of Seller, such action would (i) result in the disclosure of any trade secrets of third parties to whom Seller or its Affiliates owe an obligation of confidentiality (provided that Seller shall use its reasonable efforts to obtain the consent of such third parties to such disclosure) or proprietary predictive models of Seller, (ii) violate any obligation of Seller, the Companies or Lodi Management with respect to confidentiality (provided that Seller shall use its reasonable efforts to obtain the consent of any third party to such inspection, disclosure or communication), or (iii) result in (as determined by Seller’s legal counsel) the loss of a legal privilege or a violation of the Hart-Scott Act or of any other applicable laws, rules or regulations.  In addition, nothing in this Agreement shall be construed to permit Buyer or any of its representatives to have access to any files, records, contracts or documents of Seller or Lodi Management relating to this transaction, including any bids or offers received thereby for the sale of the LLC Interests, it being agreed that all such bids or offers shall be the sole property of Seller.  Buyer agrees to indemnify and hold harmless, release and defend Seller, its members and their Affiliates from and against any and all losses arising, in whole or in part, from the acts or omissions of Buyer or any of its employees, agents or representatives in connection with Buyer’s or its representatives’ inspection of the properties, books and records of the Business, including claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, which indemnification obligation shall survive the Closing and the termination of this Agreement.  Buyer and its representatives will hold in confidence all information obtained from Seller, the Companies or Lodi Management, or their respective officers, agents, representatives or employees in accordance with the provisions of the confidentiality agreement dated April 11, 2007 (the “Confidentiality Agreement”) by and between ArcLight Capital Partners, LLC and Buckeye Partners, L.P., the terms and provisions of which shall survive the termination of this Agreement.

Section 6.3      Efforts; Cooperation; No Inconsistent Action.

(a)       Subject to the terms and conditions of this Agreement, each of the parties will use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party’s obligations hereunder.  Buyer and Seller shall timely and promptly make all filings which may be required by any of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act and the California Act.  Each party shall furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of the Hart-Scott Act and the California Act.  Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and its representatives, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the CPUC or any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.  With the exception of payment of the required filing fees and the parties’ costs and expenses necessary to prosecute such filings, neither Seller nor Buyer shall be required to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person or Governmental Entity in connection therewith.

(b)       From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

(c)       Seller and Buyer shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its Knowledge, threatened, which challenges the transactions contemplated hereby.  Seller and Buyer shall act in good faith and shall not take any action inconsistent with its obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement, or the prompt receipt of required consents or approvals under the Hart-Scott Act, the California Act or other applicable Laws.

(d)       After the Closing Date, each party shall have reasonable access to the employees of the other party and its Affiliates, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Business prior to the Closing Date.  The parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of LLC Interests or the operation of the Business, prior to the Closing Date.  Notwithstanding any other provision of this Agreement to the contrary, each party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 6.3 in which Seller and Buyer are subjects or parties or in which they have a material interest.

(e)       Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall be entitled to exclusively control, conduct and direct the prosecution or defense of any of the matters set forth in Schedule 4.8 including the decision whether to settle (and amount therefore) and whether to proceed to trial or arbitration and Buyer agrees to waive any conflicts necessary to allow current counsel to continue to represent Seller with respect to such matters.  After the Closing, Buyer shall reasonably cooperate and shall cause the Companies to cooperate in all respects with Seller and its Affiliates in the prosecution or defense of all of the foregoing matters, including providing access to witnesses for interviews, depositions or trial, documents and electronic information actually or constructively under the control of Buyer or the Companies, providing a corporate representative at trial or arbitration, and executing affidavits and settlement agreements.  Seller shall reimburse Buyer for all of its reasonable out-of-pocket costs and expenses in providing such cooperation; provided that Seller shall not be required to reimburse Buyer for the costs and expenses of separate legal counsel in connection with Buyer’s providing such cooperation.  In addition, Buyer acknowledges and agrees that Seller retains the rights to any recovery resulting from the matters listed in Schedule 4.8 and other matters involving the Companies that Seller remains responsible for pursuant to the provisions of Article IX or Article X of this Agreement.

(f)        In no event shall Buyer or Seller (and Seller shall cause the Companies not to) at any time take (or permit any Affiliate of Buyer or Seller to take) any action that would reasonably be expected to hinder or delay the grant by the CPUC of authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility as requested in A.07-05-009, filed with the CPUC on May 8, 2007.  Notwithstanding the foregoing, Seller and the Companies shall be permitted to take such commercially reasonable actions as any of them deems appropriate in order to continue to operate the Business as presently conducted.  Nothing in this Agreement shall be construed as a covenant or obligation in favor of Buyer, or as a condition precedent to Buyer’s obligation to consummate the transaction at Closing, that Seller or the Companies must agree to any terms or conditions of, or proposed by, the CPUC in connection with the grant of authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility to the extent such terms or conditions are not acceptable to Seller and the Companies in their sole discretion.  Notwithstanding any of the foregoing, in connection with the grant of authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility as contemplated in the filing on May 8, 2007 as referred to above, Buyer shall not be obligated to consummate the Closing if, prior to Closing, the CPUC establishes in a final, nonappealable order any terms or conditions that are materially different from the terms and conditions set forth in such filing, and such terms or conditions would require Buyer or the Companies to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person or Governmental Entity.  If, following the Closing and in granting the authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility as contemplated in the filing on May 8, 2007 as referred to above, the CPUC establishes in a final, nonappealable order any terms or conditions that are materially different from the terms and conditions set forth in the May 8, 2007 CPUC filing, and such terms or conditions would require Buyer or the Companies to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person or Governmental Entity, Buyer shall not be obligated to pay the Contingent Purchase Price as set forth in Section 2.1(c) hereof.  In the event that Buyer contends it is not required to pay the Contingent Purchase Price pursuant to, and in accordance with, this Section 6.3(f), then Buyer shall, within five (5) Business Days after the date on which the CPUC issues the order granting such authority, provide written notice to Seller of Buyer’s election and the specific reasons (including specific references to the order) why Buyer believes that it is not required to pay the Contingent Purchase Price.

(g)       In the event that, as of Closing, the Companies shall not have received an order from the CPUC granting authority for the construction and operation of the Kirby Hills Phase II natural gas storage facility, then Buyer shall, and shall also cause the Companies to, use commercially reasonable efforts to secure such order from the CPUC as contemplated by Section 2.1(c).

Section 6.4      Public Disclosures.  Prior to the Closing Date, no party to this Agreement or its representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other party.  After the Closing Date, no party will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the contents of this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures that are required by Law or the rules or regulations of any agency with jurisdiction over such party (or the securities of any of its Affiliates) or are necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that the party required to make such disclosure shall allow the other party reasonable time to review and comment thereon in advance of such disclosure.

Section 6.5      Access to Records and Personnel.

(a)       Buyer shall retain (or use reasonable efforts to cause the Companies after Closing to retain) the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business or the Companies and the period before Closing (the “Books and Records”) for the period of time set forth in its records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable court order but in any event for at least seven (7) years.  After the seven-year period, before Buyer or the Companies shall dispose of any such Books and Records, Buyer shall give at least forty-five (45) days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove and retain all or any part of such Books and Records as Seller may elect.  Notwithstanding the foregoing, Buyer shall retain (or cause the Companies to retain) for such longer periods any and all material Books and Records that relate to any ongoing litigation, investigation, Action or proceeding until such time as Buyer is notified of the final conclusion of such matter.

(b)       The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the defense of litigation and responding to data requests from Governmental Entities.  Each party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records and/or personnel to the other party.  The requesting party will hold in confidence

(except as required by applicable Law, and then only after giving the disclosing party an opportunity to seek an appropriate remedy) all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

Section 6.6      Employee Matters.

(a)       Pre-Closing and Post-Closing Compensation and Benefits.  The parties acknowledge that prior to the date of this Agreement, Lodi Management has furnished certain administrative, management, accounting and operational services to Lodi Gas pursuant to the Management and Support Services Agreement effective as of December 15, 2005, by and between Lodi Management and Lodi Gas (the “Services Agreement”).  Seller shall use its reasonable efforts to cause Lodi Management and Lodi Gas to perform their respective obligations pursuant to the Services Agreement during the period following the execution of this Agreement until the Closing Date, at which time the Services Agreement shall be terminated.  As of the Closing Date, Buyer shall, or shall cause Lodi Gas or one of Buyer’s Affiliates to, either (i) offer to employ each of the Lodi Management employees listed in Schedule 6.6 (which Schedule 6.6 may be updated to reflect changes therein since the date of this Agreement through the Closing Date that have been made in the ordinary course of business; such listed employees being together, the “Employees”), in each case with compensation not less than such Employee’s annual base salary for 2007 as of the date of this Agreement and with a reasonable opportunity to receive a comparable bonus for their targeted 2007 bonus amount as of the date of this Agreement (except, in each case, for any Employee who has started employment after the date of this Agreement, and then such amounts shall be as of the date of such employment) and otherwise on terms and conditions consistent with the provisions of this Section 6.6, or (ii) provide a severance benefit equal to such Employee’s annual base salary.  Each Employee actually employed by Buyer, or one of Buyer’s Affiliates or Lodi Gas shall be employed for not less than the one (1) year period following the Closing Date (provided, however, that Buyer may terminate the employment of any Employee for cause during such period) and shall receive employee benefits (including health insurance) that are substantially similar to those provided to the Employees as set forth in Schedule 6.6.  Following the execution of this Agreement, Buyer may conduct discussions and negotiations with the Employees with regard to the terms of their possible employment by Buyer, Lodi Gas or one of Buyer’s Affiliates and shall notify each Employee of Buyer’s election pursuant to this Section 6.6(a) within forty-five (45) days after such date of execution of this Agreement, provided that in no event shall Buyer or its Affiliates seek to influence, interfere with, or otherwise affect such employees’ conduct or discharge of their responsibilities and duties as employees of Lodi Management during their continued employment by Lodi Management through the Closing.

(b)       Service Credit for Employees.  In connection with the employment of Employees pursuant to Section 6.6(a), Buyer shall cause Lodi Gas or one of Buyer’s Affiliates that employs such Employees after the Closing (as the case may be) to provide each Employee with full service credit for all purposes, including eligibility, vesting and benefit accruals, under all incentive, compensation and employee benefit plans, policies, agreements and arrangements maintained by Lodi Gas or such Buyer Affiliate in which such Employee participates on or after the Closing Date to the same extent such Employee’s service was recognized under the corresponding plans, policies, agreements and arrangements in which such Employee participated immediately prior to the Closing Date.  Notwithstanding the foregoing, Employees shall not be eligible to participate in employee benefit plans, policies, agreements and arrangements maintained by Buyer for which no new employees of Buyer are eligible, such as Buyer’s Employee Stock Ownership Plan, Retirement Income Guarantee Plan, and Retiree Medical Plan.

(c)       Employee Health Plans.  In connection with the employment of Employees pursuant to Section 6.6(a), Buyer shall, or shall use its reasonable efforts to cause Lodi Gas or one of Buyer’s Affiliates (as the case may be) to (i) waive all limitations as to preexisting conditions, evidence of insurability, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to each Employee under any employee health plans established by Buyer, Lodi Gas or one of Buyer’s Affiliates pursuant to Section 6.6(a) in which such Employee may be eligible to participate on or after the Closing Date, and (ii) provide each Employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under such employee health plans in which such Employee may be eligible to participate on or after the Closing Date.  Buyer shall offer, or shall cause Lodi Gas or Buyer’s Affiliate (as the case may be) to offer, continuation health care coverage to Employees who accept employment with Lodi Gas or Buyer’s Affiliate, as the case may be, after the Closing Date and their qualified beneficiaries who incur or incurred a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”), with respect to claims incurred on or after the Closing Date.

(d)       The provisions of this Section 6.6 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan sponsored or maintained by Buyer or any of its Affiliates, or otherwise to limit the right of Buyer and its Affiliates to amend, modify or terminate any of their employee benefit plans.

Section 6.7      Workforce Reduction Notices.  Any workforce reductions carried out on or after the Closing Date by Buyer, Lodi Gas or any of Buyer’s Affiliates, as the case may be, shall be done in accordance with all applicable laws and regulations governing the employment relationship and termination thereof including, if applicable, the Worker Adjustment and Retraining Notification Act (“WARN”) and regulations promulgated thereunder, and any comparable state or local law.  Buyer shall not be responsible for any obligations under WARN or equivalent state statutes and any applicable regulations thereunder with respect to any employment terminations prior to the Closing Date.

Section 6.8      Non-Solicitation.  Each of Seller and Buyer agrees that, except to the extent otherwise provided in this Agreement, during the term of one year after the date of this Agreement, it shall not directly or indirectly (a) induce or attempt to induce any employee of the other party or its Affiliates (including the Companies to the extent applicable) to leave its employ, induce or attempt to induce any consultant or independent contractor to discontinue work with such other party or in any way interfere with the relationship between such other party and any employee, consultant or independent contractor, or (b) hire any person who was an employee, consultant or independent contractor of such other party.  Notwithstanding the foregoing, the limitations set forth herein shall not prohibit the employment of, or other retention of the services of, any such employee, consultant or independent contractor if such person initiates contact without the hiring party’s encouragement, or prohibit the use of any general newspaper solicitations not directed at such other party’s employees, consultants or independent contractors.

Section 6.9      Amendments of Disclosure Schedules.  Seller may, from time to time, prior to the Closing, by written notice to Buyer, supplement or amend its disclosure schedules to Articles III and IV attached to this Agreement (“Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained if such supplement or amendment relates to a matter that did not arise until after the date of this Agreement; provided, that, if Seller amends any Disclosure Schedule within ten (10) Business Days of the anticipated Closing Date, Buyer shall have the right to postpone the Closing Date until the date which is ten (10) Business Days after Seller revises any such Disclosure Schedule and provides Buyer with a copy thereof.  Any amendments or supplements shall not be effective for determining whether Buyer’s conditions to Closing set forth in Section 7.3(a) have been satisfied.  If immediately prior to the Closing, Buyer’s condition to Closing set forth in Section 7.3(a) is satisfied, then any such Disclosure Schedule amendments or supplements shall not be effective to cure or correct any breach of any representation or warranty that would have existed absent such amendment or supplement for the purposes of Seller’s indemnification obligations under Section 9.2(a).  If immediately prior to the Closing, Buyer’s condition to Closing set forth in Section 7.3(a) is not satisfied, and the Closing occurs nonetheless, any such Disclosure Schedule amendments or supplements will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement, and Buyer shall have no right, and hereby waives any and all rights, to bring any claim in respect thereof or relating thereto.

Section 6.10      Intercompany Liabilities; Indebtedness; Release of Liens.

(a)       Prior to or on the Closing Date, Seller shall, and shall cause the Companies to, settle, repay or cancel all intercompany accounts that are unpaid as of the Closing Date between the Companies, on the one hand, and Seller and its Affiliates (other than the Companies), on the other hand.

(b)       Prior to or on the Closing Date, Seller shall cause the Companies to extinguish all guarantees by the Companies of any Indebtedness or other obligation of any third party, including Seller or any of its Affiliates (other than the Companies).

(c)       Prior to or on the Closing Date, Seller shall have caused to be released all Liens, except as listed in Schedule 3.4, in and upon any of the property and assets of the Companies, other than Permitted Liens.  Buyer acknowledges and agrees that it will be consummating the transactions contemplated by this Agreement with the Development Agreement surviving Closing.

(d)       Buyer hereby acknowledges and agrees that Seller and its Affiliates will be terminating as of the Closing the Place in Funds Letter referenced in Schedule 4.15 and that it is Buyer’s obligation and responsibility to replace or otherwise deal with the obligations and commitments referenced in such Place in Funds Letter.

Section 6.11      Resignations.  At the Closing, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after Closing, of the directors, officers and managers of Lodi Gas and Lodi Development.

Section 6.12      Compliance with Development Agreement.  Seller shall comply with its obligations, if any, under Article III of that certain Development Agreement, dated as of November 17, 2000 (the “Development Agreement”), among Lodi Gas, Western Hub and Calpine Energy Services, L.P. (“CES”), as successor by merger to CPN Gas Marketing Company (“CPN”), as amended.  Buyer agrees that Seller’s compliance with the obligations and requirements set forth in the Development Agreement shall not be deemed a breach of any of the provisions of this Agreement.  Seller shall promptly give Buyer written notice of the exercise by any party to the Development Agreement of the “right of first offer” set forth therein.

Section 6.13      Exclusivity.  Except with respect to this Agreement and the transactions contemplated hereby, Seller agrees that it will not, and it will cause the Companies and their respective managers, directors, officers, employees, consultants, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by Seller or either Company or any of their Agents and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, Seller or either Company or any of their respective Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a contract, arrangement or agreement with any Person relating to a Proposal.  Seller shall notify Buyer promptly if any substantive inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller, either Company, any of their respective Subsidiaries or any of their respective Agents.  Notwithstanding the foregoing, Seller, the Companies and each of their Agents may take such actions as any of them reasonably deem appropriate in connection with the rights of CES under the Development Agreement in connection with the transactions contemplated by this Agreement.

Section 6.14      D&O Insurance and Indemnities.  Buyer shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Companies’ existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date of this Agreement from the Closing Date on terms, that in all material respects, are no less favorable to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.  Buyer shall maintain for a six-year period all director and officer indemnities in the organizational documents of the Companies, and shall extend such indemnities to the individuals serving as directors or officers of either of the Companies immediately prior to the Closing, even though the individuals serving in such capacities may no longer be directors or officers after the Closing.

ARTICLE VII
CONDITIONS

Section 7.1      Conditions Precedent to Obligations of Buyer and Seller.  The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       No Injunction, etc.  There shall have been no Law, injunction, restraining order or decree of any nature by any Governmental Entity that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Entity shall have been instituted or threatened which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement; and

(b)       Regulatory Authorizations.  All consents, approvals, authorizations and orders of any Governmental Entity as are necessary in connection with the transfer of the LLC Interests to Buyer, including a final, nonappealable order of the CPUC approving the transfer of the LLC Interests under the California Act and under decisions of the CPUC relating to the gas storage facilities owned by Lodi Gas (the “Required Consents”), shall have been obtained; provided that for purposes of this Section 7.1(b) all applicable waiting periods specified under the Hart-Scott Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

(c)       Certain Rights.  Any right of CES to exercise the purchase right set forth in Article III of the Development Agreement with respect to the proposed sale of the Lodi Gas LLC Interest associated with this Agreement shall have terminated or been waived, or otherwise no longer be in effect.

Section 7.2      Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a)       Representations and Warranties.  Buyer’s representations and warranties made in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not have a Buyer Material Adverse Effect;

(b)       Performance of Covenants.  Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing; and

(c)       Third-Party Approvals.  Seller shall have obtained all Third-Party Approvals required for the transfer of the LLC Interests in accordance with the terms of this Agreement.

(d)       Commitment Replacement.  Buyer shall have replaced or otherwise dealt with the obligations and commitments referenced in the Place in Funds Letter such that neither ArcLight Energy Partners Fund I, L.P. nor ArcLight Energy Partners Fund II, L.P. shall have any obligation under such Place in Funds Letter after Closing.

Section 7.3        Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a)       Representations and Warranties.  Seller’s representations and warranties made in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not have a Material Adverse Effect on the Companies taken as a whole;

(b)       Performance of Covenants.  Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing;

(c)       No Material Adverse Effect.  No events shall have occurred and be continuing as of the time that Closing would otherwise occur, and no circumstances shall exist as of the time that Closing would otherwise occur, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole; and

(d)       Third-Party Approvals.  Seller shall have obtained all Third-Party Approvals required (i) for the transfer of the LLC Interests in accordance with the terms of this Agreement, (ii) for the consummation of the transactions contemplated by this Agreement, and (iii) to prevent a material breach or termination of any Disclosed Contract.

Section 7.4      Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

ARTICLE VIII
TERMINATION

Section 8.1       Termination Events.  This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Buyer and Seller;

(b)       by either Buyer or Seller if the Closing has not occurred by the close of business on December 31, 2007 (subject to extension under Section 6.9 and otherwise to accommodate any cure period specified in Section 8.1(c) or Section 8.1(d)), provided that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the party seeking termination of this Agreement to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by it prior to the Closing;

(c)       by Buyer if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller;

(d)       by Seller if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer;

(e)       by either Buyer or Seller if any Law or Order or rule becomes effective prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

(f)        by either Buyer or Seller if the satisfaction of any other closing condition in Article VII becomes impossible to satisfy; or

(g)       by either Buyer or Seller, if CES (or a permitted successor or assign), as successor by merger to CPN, properly exercises the purchase right set forth in Article III of the Development Agreement.

Section 8.2       Effect of Termination.  In the event of any termination of this Agreement as provided in Section 8.1, neither Buyer nor Seller shall have any prospective obligations to any other party and the provisions of this Agreement shall not have any further force and effect; provided, however, (a) no such termination shall serve or operate to release any party from any liability with respect to any breach of its duties and obligations hereunder prior to such termination, it being expressly agreed and acknowledged that such liabilities, and the terms and provisions hereof relating thereto (including provisions of indemnity) shall survive any such termination and (b) Sections 6.2, 6.4, 8.2, 9.2, 9.3, 9.4, 11.2, 11.5, 11.6, 11.7, 11.8, 11.9, 11.13, 11.15, 11.16 and 11.18 shall survive the termination of this Agreement.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1       Survival.

(a)       The respective representations and warranties of Seller and of Buyer contained in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date for a period ending on the last day of the twelfth month following the Closing Date; provided, however, that Seller’s representations and warranties contained in Sections 3.1, 3.2, 3.4, 4.1 and 4.11 shall survive the Closing Date for a period ending on the last day of the 24th month following the Closing Date.  The covenants and agreements that by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period ending on the last day of the twelfth month following the Closing Date.  The covenants and agreements that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their respective terms until such covenant or agreement has been performed, plus ninety (90) days thereafter for each such covenant or agreement.  The applicable survival period set forth above for each such covenant, agreement, representation or warranty is referred to herein as the “Survival Period”.

(b)       No claim for Damages or other relief of any kind (including a claim under Section 9.2(a) or Section 9.3(a)) arising out of or relating to the breach of any covenant, agreement, representation or warranty under this Agreement may be brought unless a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period.  Notwithstanding anything herein to the contrary, any covenant, agreement, representation or warranty that would otherwise terminate shall continue to survive for any claim for Damages with respect to which such notice is given pursuant to this Agreement prior to the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.

Section 9.2       Indemnification by Seller.

(a)       Except as otherwise provided in Article X below with respect to Tax matters and subject to the further provisions hereof, Seller shall pay, defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”), harmless from and against and in respect of:

(i)            Subject to Section 11.16, any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Entity and whether or not brought by a third party), including reasonable attorney’s fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing for the foregoing (collectively, “Damages”), which arise out of any breach of any of the covenants or other agreements of Seller in this Agreement;

(ii)           Damages which arise out of any breach of the representations and warranties of Seller in this Agreement;

(iii)          Damages arising out of any matter set forth in Schedule 4.8; and

(iv)          the amount of any Indebtedness of the Companies as of the Closing Date that was not included in the calculation of the Company Indebtedness Payoff Amount, and any and all reasonable and documented out-of-pocket costs and expenses incurred by Buyer or the Companies in connection with extinguishing any such Indebtedness.

(b)       The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 9.2(a)(i) and (ii) shall be subject to each of the following limitations:

(i)            Seller’s indemnification obligations under Section 9.2(a)(i) and (ii) shall terminate upon expiration of the applicable Survival Period.

(ii)           No reimbursement or payment for any Damages asserted against Seller under Section 9.2(a)(ii) above shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds Six Million Dollars ($6,000,000) (the “Seller’s Threshold”), and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Seller’s Threshold; provided that any Damages which individually total less than Fifty Thousand Dollars ($50,000.00) (“De Minimis Buyer Losses”) shall be excluded in their entirety and Seller in no event shall have any liability hereunder to any Buyer Indemnified Parties for any such De Minimis Buyer Losses.  For all determinations made after the Closing regarding the existence of a breach of any of Seller’s representations and warranties in Articles III or IV for the purposes of Section 9.2(a)(ii) or the amount of any Damages with respect thereto, all such representations and warranties that are qualified by materiality or by reference to Material Adverse Effect shall be deemed to be not so qualified, except for each of the following (which shall continue to have all such qualifiers for all purposes herein):  (A) clause (b) of Section 4.4; (B) the first sentence of Section 4.5(b); (C) the first sentence of Section 4.5(c); and (D) Section 4.12(b).

(c)       Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate liability to the Buyer Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated thereby, including the indemnification provisions set forth in Article X herein, shall not exceed fifteen percent (15%) of the sum of (i) the Final Purchase Price plus (ii) the Company Indebtedness Payoff Amount.

(d)       The indemnities provided in this Section 9.2 shall survive the Closing.  The indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties against Seller at law or in equity relating to this Agreement or the transactions contemplated hereby.  The parties agree to treat any indemnity payment made pursuant to this Section 9.2 as an adjustment to the Final Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(e)       Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Seller shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Buyer desires to participate in, but not control, any such defense assumed by Seller, it may do so at its sole cost and expense.  If Seller fails to assume any such defense, it shall be liable to the extent provided under Section 9.2(a) for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel in the event it is ultimately determined that Seller is liable for such claim pursuant to the terms of this Agreement.  No party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand or any related claim or demand.  The foregoing provision shall not apply to Seller’s control of the matters set forth in Schedule 4.8 which shall be governed by Section 6.3(e).

(f)        Seller shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Buyer, if:

(i)            the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)           the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii)          the third-party claim would give rise to Damages that are more than the amount indemnifiable by Seller pursuant to this Article IX.

Section 9.3       Indemnification by Buyer.

(a)       Except as otherwise provided in Article X below and subject to the further provisions hereof, Buyer shall defend, indemnify and hold Seller, its Affiliates and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”), harmless from and against and in respect of any and all Damages arising out of (i) any breach of any of the representations and warranties of Buyer in this Agreement, and (ii) any breach of any of the covenants or other agreements of Buyer in this Agreement.  For all determinations made after the Closing regarding the existence of a breach of any of Buyer’s representations and warranties in Article V for the purposes of Section 9.3(a)(i) or the amount of any Damages with respect thereto, all such representations and warranties that are qualified by materiality or by reference to Material Adverse Effect shall be deemed to be not so qualified.

(b)       Buyer’s indemnification obligations under Section 9.3(a) shall terminate upon expiration of the applicable Survival Period.

(c)       The indemnities provided in this Section 9.3 shall survive the Closing.  The indemnity provided in this Section 9.3 shall be the sole and exclusive remedy of the Seller Indemnified Parties against Buyer at law or in equity relating to this Agreement in the transactions contemplated hereby.  The parties agree to treat any indemnity payment made pursuant to Section 9.3(a) as an adjustment to the Final Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d)       Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Seller within sixty (60) days of receipt of Seller’s written notice.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Seller desires to participate in, but not control, any such defense assumed by Buyer it may do so at its sole cost and expense.  If Buyer fails to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Seller, including reasonable fees and disbursements of counsel in the event it is ultimately determined that Buyer is liable for such claims pursuant to the terms of this Agreement.  No party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

(e)       Buyer shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Seller, if:

(i)            the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)           the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii)          the third-party claim would give rise to Damages that are more than the amount indemnifiable by Buyer pursuant to this Article IX.

Section 9.4       Other Indemnification Matters.

(a)       The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any insurance or other proceeds received or recoverable by the indemnified party in connection with such Damages.

(b)       Each indemnified party agrees that it shall pursue in good faith claims under any applicable insurance policies and against other third parties who may be responsible for Damages.

(c)       The parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.

ARTICLE X
TAX MATTERS

Section 10.1       Tax Indemnification.

(a)       Seller shall indemnify and hold Buyer and its Affiliates harmless from (i) all liability for Taxes of Lodi Gas and Lodi Development (and any Taxes of Seller or any other Person for which either Company may be liable by contract, operation of law, or otherwise) with regard to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and the portion ending on the Closing Date of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) and (ii) all Taxes that are the subject of a breach of any of the representations and warranties set forth in Section 4.11 of this Agreement.

(b)       With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period beginning before (but not ending on) the Closing Date shall be calculated as though the tax year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

(c)       Buyer shall indemnify and hold Seller harmless from and against any and all Taxes of, or pertaining or attributable to, Lodi Gas and Lodi Development with respect to any taxable period or portion of a Straddle Period that begins after the Closing Date.

(d)       The indemnities provided in this Section 10.1 shall survive the Closing for a period of sixty (60) days following the applicable statutes of limitation plus any extensions or waivers thereof.

(e)       The Tax indemnification rights, obligations, and procedures set forth in this Article shall in no way be limited or modified by the indemnification provisions of Article IX.

(f)        The parties agree that the indemnification provisions set forth in this Article X shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.

Section 10.2       Preparation and Filing of Tax Returns.

(a)       Except as may be required by Law, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to Lodi Gas and Lodi Development, for any Pre-Closing Period without the consent of the Seller, which may be withheld in the Seller’s sole discretion.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Lodi Gas and Lodi Development for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns.  At least twenty (20) days prior to the due date (including any extensions) of such Tax Returns, Seller shall furnish a copy of such Tax Return to Buyer.  Seller shall permit Buyer to review and comment on such Tax Returns.

(b)       With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to Lodi Gas and Lodi Development, Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax items required to be included therein.  Buyer shall prepare such Tax Return in a manner consistent with practices followed in prior years with respect to similar Tax Returns and in compliance with the Laws of each respective jurisdiction.  At least twenty (20) days prior to the due date (including any extensions) of such Tax Return, Buyer shall furnish a copy of such Tax Return to Seller.  Buyer shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller.  Buyer shall receive from Seller an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date (“Allocable Tax”) no later than the due date of the Tax Return but only to the extent that such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2.  Buyer shall refund to Seller an amount equal to any Allocable Tax not properly allocable to Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2.  Buyer shall timely file such Tax Return with the appropriate Taxing Authority and pay all Taxes due with respect to such Tax Returns.

(c)       If a dispute arises between Seller and Buyer as to the amount of Taxes for a Straddle Period or any other issues with respect to a Tax Return covering the Straddle Period, the parties shall attempt in good faith to resolve such dispute.  Upon resolution of any disputed items, the Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return.  If the dispute is not resolved by the time for filing of such Tax Return, Buyer shall timely file the Tax Return and pay the Taxes due, and the parties shall jointly request that the Neutral Auditor resolve any issue, which resolution shall be final, conclusive and binding on the parties.  The scope of the Neutral Arbitrator’s review shall be limited to the disputed items and the parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne 50% by Buyer and 50% by Seller.  Any payment required to be made as a result of the resolution of the dispute by the Neutral Auditor shall be made within ten (10) days after such resolution, together with any interest determined by the Neutral Auditor to be appropriate.  Buyer shall not extend the statute of limitations with respect to any Tax Return of Lodi Gas and Lodi Development for any Pre-Closing Period without the written consent of the Seller, such consent not to be unreasonably withheld, delayed or conditioned.

(d)       Buyer and Seller agree to provide such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 10.2(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto in accordance with Section 6.5(b).

Section 10.3       Procedures Relating to Indemnification of Tax Claims.

(a)       If a claim shall be made by any Taxing Authority for which Seller is or may be liable pursuant to this Agreement, Buyer shall notify Seller in writing within ten (10) Business Days of receipt by Buyer of notice of such claim (a “Tax Claim”).

(b)       With respect to any Tax Claim, Seller, at Seller’s expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Claim.  Seller shall permit Buyer to participate in (but not control), at Buyer’s sole cost and expense, such proceeding through counsel chosen by Buyer and shall keep Buyer reasonably informed as to the status of such proceeding.  Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim.  Notwithstanding the foregoing, Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by Buyer and 50% by Seller.  No party shall settle a Tax Claim relating solely to Taxes of Lodi Gas and Lodi Development for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).

(c)       Buyer and its Affiliates (including after the Closing, Lodi Gas and Lodi Development), on the one hand, and Seller, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 10.4       Tax Refunds and Credits.  Any refund or credits of Taxes paid or payable that are attributable to Lodi Gas and Lodi Development for any Pre-Closing Period (or for any Straddle Period to the extent allocable (determined in a manner consistent with Section 10.2(b)) to the portion of such period beginning before and ending on the Closing Date) shall be for the account of the Seller.  Any refunds or credits of Taxes paid or payable that are attributable to Lodi Gas and Lodi Development for any other taxable period shall be for the account of Buyer.  Buyer shall, if Seller so requests and at the Seller’s expense, cause Lodi Gas and Lodi Development to file for and obtain any refunds or credits to which the Seller is entitled.  Buyer shall cause Lodi Gas and Lodi Development to forward to Seller such refund within ten (10) Business Days after the refund is received (or reimburse Seller for any such credit within (10)

Business Days after the credit is applied against another Tax liability); provided, however, that Seller shall indemnify Buyer for any amount paid to it pursuant to this Section 10.4 if any such refund or credit is subsequently disallowed.

Section 10.5       Tax Treatment of Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

Section 10.6       Transfer Taxes.  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer.  Seller shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes.  Buyer shall pay Seller the amount shown as due on such Tax Returns, as determined in accordance with this Agreement, and shall, to the extent required by Law, join in the execution of any such Tax Return.  Prior to the Closing Date, Buyer shall provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions, with respect to each applicable Taxing Authority.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).

Section 10.7       Purchase Price Allocation.  The Purchase Price, as adjusted by Section 2.2 and increased by (i) any liabilities of the Companies outstanding as of the Closing and treated as assumed by Buyer for tax purposes and (ii) any other amounts treated as consideration paid for the LLC Interests for tax purposes, shall be allocated among the assets of Lodi Gas and Lodi Development for the purposes of Section 1060 of the Code as set forth in this Section 10.7 (the “Purchase Price Allocation”).  Buyer and Seller agree to complete and attach Internal Revenue Service Form 8594 to their respective Tax Returns in a manner consistent with the Purchase Price Allocation and otherwise to be bound by such Purchase Price Allocation (including the preparation of all books, records, and filings) unless otherwise required by Law.  In consultation with Buyer, Seller shall prepare an initial Purchase Price Allocation (based upon the Initial Purchase Price and any adjustments known to Seller) and send it to Buyer no later than forty-five (45) days prior to Seller’s best estimate of the expected Closing Date.  Buyer shall review the proposed Purchase Price Allocation and either consent to such Purchase Price Allocation or request necessary modifications within fifteen (15) days of receipt of such initial Purchase Price Allocation.  If Seller agrees with Buyer’s suggested modifications, then Seller shall make Buyer’s requested modifications and the Purchase Price Allocation shall be adjusted only to the extent necessary to account for the final adjustments to the Initial Purchase Price pursuant to Section 2.2.  If Buyer and Seller are unable to agree upon the Purchase Price Allocation (or any modification or amendment to the final or any interim Purchase Price Allocation), Seller and Buyer shall attempt to resolve their differences as soon as possible, but in all events prior to the Closing Date.  If Buyer and Seller are unable to agree upon the Purchase Price Allocation at least twenty (20) days prior to the Closing Date, Buyer and Seller shall jointly request that the Neutral Auditor resolve any issues by or before the Closing Date.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne 50% by Buyer and 50% by Seller.

ARTICLE XI
MISCELLANEOUS

Section 11.1       Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Buyer:

Buckeye Gas Storage LLC
Five TEK Park
9999 Hamilton Blvd.
Breinigsville, PA 18031
Attention:  Executive Vice President, Administration & Legal Affairs
Facsimile:  610-254-4625

with a copy (which shall not itself constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:  Howard L. Meyers, Esq.
Facsimile:  215-963-5001

with a copy (which shall not itself constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY  10017
Attention:  Stephen E. Older, Esq.
                  Timothy J. Alvino, Esq.
Facsimile:  212-547-5444

If to Seller:

Lodi Holdings, L.L.C.
c/o ArcLight Capital Partners LLC
200 Clarendon, 55th Floor
Boston, MA  02117
Attention:  General Counsel
Facsimile:  617-867-4698

with a copy (which shall not itself constitute notice) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:  W. Lance Schuler
Facsimile:  713-238-7193

or to such other address as any such party shall designate by written notice to the other parties hereto.

Section 11.2       Expenses.  Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, provided, however, that Buyer shall be responsible for payment of all Transfer Taxes, as provided under Section 10.6, and provided, further, that Buyer shall pay 50% and Seller shall pay 50% of any filing fees under the Hart-Scott Act.

Section 11.3       Non-Assignability.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the express prior written consent of the other party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void.  In no event shall any assignment or transfer hereunder serve to release or discharge the assigning party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning party.

Section 11.4       Amendment; Waiver.  Except as otherwise provided in Section 6.9, this Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.5       No Third Party Beneficiaries.  Except as expressly provided herein, including in Section 6.14 and Article X hereof, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 11.6       Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

Section 11.7       Consent to Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.8       Entire Agreement.  This Agreement and the schedules and exhibits hereto, along with the Confidentiality Agreement, the letter agreement dated July 24, 2007 between Buyer and Seller and the letter agreement dated July 24, 2007 between BGH GP Holdings, LLC and Seller, set forth the entire understanding of the parties hereto with respect to the subject matter hereof.

Section 11.9       Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 11.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 11.11       Further Assurances.  Upon request from time to time, Seller and Buyer shall execute and/or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

Section 11.12       Schedules, Annexes and Exhibits.  All schedules, annexes and exhibits hereto are hereby incorporated by reference and made a part of this Agreement.

Section 11.13       Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY

ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.14       Time.  Time is of the essence in the performance of this Agreement in all respects.

Section 11.15       Disclosure.  Any fact or item that is disclosed on any schedule, annex or exhibit to this Agreement or in the Financial Statements so as to make its relevance to other representations made elsewhere in this Agreement or to the information called for by other schedules, annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed on such other schedules, annexes or exhibits, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.  Any fact or item disclosed on any schedule, annex or exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made.

Section 11.16       Limitation on Damages.  Neither Buyer nor Seller shall have any liability for, and each party hereby waives any right to recover from the other party or any of its owners, officers or Affiliates, punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, this Section 11.16 shall not prevent any party from seeking indemnification hereunder for claims of third parties for damages that are punitive, incidental, special, exemplary or consequential in nature (for purposes of clarity, in no event shall Buyer be able to seek indemnification for any such punitive, incidental, special, exemplary or consequential damages in respect of claims brought against Buyer, Buckeye Partners, L.P. or any other Buyer Indemnified Parties by any Buyer Indemnified Party).

Section 11.17       Seller Guaranty.  ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P. hereby each guaranty, jointly and severally, the full and prompt performance and payment when due of all obligations of Seller under Sections 9.2 and 10.1 (subject to all limitations in such Sections); provided however, that such guaranty obligations shall terminate in full on the earlier of (i) the date that is three years after the Closing Date and (ii) the date Buyer and its Affiliates cease to control the Companies.

Section 11.18       Buyer Guaranty.  Buckeye Partners, L.P. hereby guarantees the full and prompt performance and payment when due of all obligations of Buyer at or prior to the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

LODI HOLDINGS, L.L.C.

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Authorized Representative of the Member
Committee

BUCKEYE GAS STORAGE LLC

By:	/s/ Stephen C. Muther
Name:	Stephen C. Muther
Title:	Executive Vice President, Administration &
Legal Affairs

The undersigned have executed this Agreement solely for the purposes of accepting their obligations as set forth in Section 11.17 hereof.

ARCLIGHT ENERGY PARTNERS FUND I, L.P.

By: ArcLight PEF GP, LLC
Its General Partner

By: ArcLight Capital Holdings, LLC
Its Manager

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Manager

ARCLIGHT ENERGY PARTNERS FUND II, L.P.

By: ArcLight PEF GP II, LLC
Its General Partner

By: ArcLight Capital Holdings, LLC
Its Manager

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Manager

The undersigned has executed this Agreement solely for the purposes of accepting its obligations as set forth in Section 11.18 hereof.

BUCKEYE PARTNERS, L.P.
By: Buckeye GP LLC
as General Partner

By:	/s/ Stephen C. Muther
Name:	Stephen C. Muther
Title:	Executive Vice President, Administration &
Legal Affairs